Exhibit 99.1

Unilife Corporation to Postpone Earnings Conference Call for Fiscal Year 2016 Third Quarter

YORK, PA, May 8, 2016 / PR Newswire/ -- Unilife Corporation (“Unilife” or “Company”) (NASDAQ: UNIS; ASX: UNS) announced today that it is postponing its earnings conference call, originally scheduled to be held at 8:00 a.m. EDT on Monday, May 9, 2016 (Monday, May 9, 2016 at 10:00 p.m. AEST) due to the discovery by the Company’s current management team of violations of Company policies and procedures and possible violations of law and regulation by the Company’s former Chief Executive Officer and by the former Chairman of the Company’s Board of Directors who resigned in 2015.

The Company is investigating these matters and their potential impact on financial reporting and internal controls over financial reporting, related to previously-issued financial statements, current interim financial information, and management’s certifications. The investigation has just commenced due to the recent discovery by current management but has not to date discovered any financial loss to the Company.

The Company expects to delay filing its Form 10-Q for the period ended March 31, 2016 (the “Form 10-Q”) with the Securities and Exchange Commission (“SEC”) and file with the SEC a notification of late filing on Form 12b-25.

The Company will hold its Special Meeting of Shareholders as scheduled on Monday, May 9, 2016 at 4:00 p.m. EDT (6:00 a.m. AEST on Tuesday May 10, 2016).

About Unilife Corporation

Unilife Corporation (NASDAQ:UNIS / ASX: UNS) is a U.S. based developer and commercial supplier of injectable drug delivery systems. Unilife has a portfolio of innovative, differentiated products with a primary focus on wearable injectors. Products within each platform are customizable to address specific customer, drug and patient requirements. Unilife's global headquarters and manufacturing facilities are located in York, PA.  For more information, visit www.unilife.com.

General: UNIS-G

Investor Contact (US):

Jeremy Feffer

Unilife Corporation

+1-717-384-3450

investors@unilife.com

Investor Contact (Australia):

Jeff Carter

Unilife Corporation

+61 2 8346 6500

Forward-Looking Statements

This press release contains forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. These forward-looking statements are based on management's beliefs and assumptions and on information currently available to our management. Our management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in "Item 1A. Risk Factors" and elsewhere in our Annual Report on Form 10-K, those described in the "Risk Factors" set forth in Unilife's prospectus supplement, dated as of and filed with the U.S. Securities and Exchange Commission on February 22, 2016, and those described from time to time in other reports which we file with the U.S. Securities and Exchange Commission.